SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                           FORM 8-K/A


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported):      March 2, 1994




                       IES UTILITIES INC.
       (Exact name of issuer as specified in its charter)





       Iowa                         0-4117-1             42-0331370
(State or other jurisdiction      (Commission         (I.R.S. Employer
    of incorporation)              File No.)         Identification No.)



   IE: Tower, Cedar Rapids, Iowa                           52401
(Address of principal executive offices)                (Zip Code)



  Registrant's telephone number, including area code:    (319) 398-4411

      The  purpose  of  this Current Report is  to  file  certain financial information regarding the Registrant (IES Utilities Inc.). IES Utilities was formed as the result of the merger of Iowa Electric Light and Power Company (IE) and Iowa Southern Utilities Company (IS), effective December 31, 1993. Such financial information supplements the Company's Current Report on Form 8-K, dated January 7, 1994.



Item 7.   Financial Statements and Exhibits.

                                                                Page
(a)Financial Statements

     Management's Responsibility for Financial Statements       5 - 6

     Report of Independent Public Accountants                       7

     Statements of Income for the years ended
       December 31, 1993, 1992 and 1991                             8

     Balance Sheets as of December 31, 1993 and 1992           9 - 10

     Statements of Capitalization as of
       December 31, 1993 and 1992                                  11

     Statements of Cash Flows for the years ended
       December 31, 1993, 1992 and 1991                            12

     Statements of Retained Earnings for the years ended
       December 31, 1993, 1992 and 1991                            13

     Notes to Financial Statements                            14 - 41

     Management's Discussion and Analysis of the
       Results of Operations and Financial Condition          42 - 53

     Selected Quarterly Financial Data (Unaudited)                 54

(c)  Exhibits

          *2(a)       Agreement and Plan of Merger
                      between IE and IS dated as of June 4, 1993
                      ("Agreement  and Plan of Merger") (Filed  as
                      Exhibit 2 to the IE Current Report on Form
                      8-K, dated June 4, 1993 (File No. 0-4117-1)).

          *2(b)       Amendment 1 dated June 16, 1993, to
                      the Agreement and Plan of Merger (Filed as Exhibit 2(b) to the IE Registration Statement on Form S-3, dated September 14, 1993 (File No. 33-68796)).

          *2(c) Amendment 2 dated September 8, 1993, to the Agreement and Plan of Merger (Filed as Exhibit 2(c) to the IE Registration Statement on Form S-3, dated
                      September 14, 1993 (File No. 33-68796)).

          *2(d) Amendment 3 dated September 27, 1993, to the Agreement and Plan of Merger (Filed as Exhibit 2(d) to the IE Current Report on Form 8-K, dated December 9, 1993 (File No. 0-4117-1)).

          *4(a) Articles of Merger of Iowa Southern Utilities Company into Iowa Electric Light and Power Company (renamed IES Utilities Inc.), dated December 27, 1993 (Filed as
                      Exhibit 4(a) to the Company's Current Report on Form 8-K, dated January 7, 1994 (File No. 0-4117-1)).

          *4(b)       Amended and Restated Articles of
                      Incorporation of IES Utilities Inc. (formerly Iowa Electric Light and Power Company), dated January 6, 1994 (Filed as Exhibit 4(b) to the Company's Current Report on Form 8-K, dated January 7, 1994 (File No. 0-4117-1)).

           23         Consent of Independent Public Accountants.

          *99         IES Industries Inc. Press Release dated
                      December 30, 1993 (Filed as Exhibit 99 of the Company's Current Report on Form 8-K, dated January 7, 1994 (File No. 0-4117-1)).


*This exhibit was previously filed as an exhibit to a registration statement or report previously filed with the Commission under the file and exhibit numbers shown after each such exhibit and is hereby incorporated by reference herein.

                           SIGNATURES




      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                  IES UTILITIES INC.
                                     (Registrant)


                    By:  /s/    Richard A. Gabbianelli
                                      (Signature)


                                Richard A. Gabbianelli
                                  Controller and Chief
                                   Accounting Officer



Date:       March 2, 1994

ITEM 7.    Financial Statements and Exhibits.


      MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

    The Company's management has prepared and is responsible for the presentation, integrity and objectivity of the financial statements and related information included in this report. The financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and, in some cases, include estimates that are based upon management's judgment and the best available information, giving due consideration to materiality. Financial information contained elsewhere in this report is consistent with that in the financial statements.

   The Company maintains a system of internal accounting controls which it believes is adequate to provide reasonable assurance that assets are safeguarded, transactions are executed in accordance with management authorization and the financial records are reliable for preparing the financial statements. The system of internal accounting controls is supported by written policies and procedures, by a staff of internal auditors and by the selection and training of qualified personnel. The internal audit staff conducts comprehensive audits of the Company's system of internal accounting controls. Management strives to maintain an adequate system of internal controls, recognizing that the cost of such a system should not exceed the benefits derived. In accordance with generally accepted auditing standards, the independent public accountants (Arthur Andersen & Co.), obtained a sufficient understanding of the Company's internal controls to plan their audit and determine the nature, timing and extent of other tests to be performed. No material internal control weaknesses have been reported to management, nor is management aware of any such weaknesses.

    The Board of Directors, through its Audit Committee comprised entirely of outside directors, meets periodically with management, the internal auditor and Arthur Andersen & Co. to discuss financial reporting matters, internal control and auditing. To ensure their independence, both the internal auditor and Arthur Andersen & Co. have full and free access to the Audit Committee.


                                     /s/   Lee Liu
                                         (Signature)

                                           Lee Liu
                                     President and Chief
                                      Executive Officer



                                /s/  Blake O. Fisher, Jr.
                                        (Signature)

                                     Blake O. Fisher, Jr.
                                 Executive Vice President and
                                   Chief Financial Officer



                               /s/  Richard A. Gabbianelli
                                        (Signature)

                                    Richard A. Gabbianelli
                                     Controller and Chief
                                      Accounting Officer

                     ARTHUR ANDERSEN & CO.







            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
IES Utilities Inc.:

We have audited the accompanying balance sheets and statements of capitalization of IES Utilities Inc. (an Iowa corporation) as of December 31, 1993 and 1992, and the related statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1993. These financial statements referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IES Utilities Inc. as of December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As  discussed  in  Note 8 to the financial statements,  effective
January 1, 1993, IES Utilities Inc. changed its method of accounting for postretirement benefits other than pensions.


                    /s/  Arthur Andersen & Co.
                            (Signature)

                         ARTHUR ANDERSEN & CO.

Chicago, Illinois,
January 28, 1994

IES UTILITIES INC.
STATEMENTS OF INCOME
                                             Year Ended December 31
                                         1993        1992          1991
                                                (in thousands)
Operating revenues:
 Electric                             $550,521     $462,999      $482,578
 Gas                                   154,318      139,455       131,019
 Steam                                   8,911        7,808         8,396
                                       713,750      610,262       621,993

Operating expenses:
 Fuel for production                    87,702       73,368        91,182
 Purchased power                        93,449       74,794        70,245
 Gas purchased for resale              109,122      101,605        96,504
 Other operating expenses              123,210      119,607       124,855
 Maintenance                            46,219       39,573        39,571
 Depreciation and amortization          69,407       64,107        61,466
 Property taxes                         36,426       31,586        31,770
 Federal and state income taxes         39,411       21,422        23,307
 Miscellaneous taxes                     4,885        5,261         4,800
                                       609,831      531,323       543,700

Operating income                       103,919       78,939        78,293

Other income and deductions:
 Allowance for equity funds used
    during construction                    824        1,831           820
 Miscellaneous, net                      2,248        2,803         3,950
                                         3,072        4,634         4,770

Interest:
 Long-term debt                         34,926       35,689        31,171
 Other                                   5,243        3,939         5,595
 Allowance for debt funds used
    during construction                 (1,148)      (1,346)       (1,266)
                                        39,021       38,282        35,500

Net income                              67,970       45,291        47,563
Preferred and preference dividend
    requirements                           914        1,729         2,170
Net income available for
    common stock                      $ 67,056     $ 43,562      $ 45,393

The accompanying Notes to Financial Statements are an integral part of these statements.

IES UTILITIES INC.
BALANCE SHEETS
                                                            December 31
                                                        1993          1992
                                                          (in thousands)
ASSETS -
Utility plant, at original cost:
 Plant in service -
  Electric                                           $1,707,278    $1,641,536
  Gas                                                   147,956       137,227
  Other                                                  75,845        73,970
                                                      1,931,079     1,852,733
 Less - Accumulated depreciation                        813,312       759,754
                                                      1,117,767     1,092,979
 Leased nuclear fuel, net of amortization                51,681        48,505
 Construction work in progress                           41,937        30,324
                                                      1,211,385     1,171,808

Current assets:
 Cash and temporary cash investments                     18,313         1,743
 Accounts receivable -
  Customer, less reserve                                 22,679        24,517
  Other                                                  10,330        10,429
 Income tax refunds receivable                            8,767            -
 Production fuel, at average cost                        14,338        19,418
 Materials and supplies, at average cost                 26,861        28,765
 Adjustment clause balances                                  -          1,217
 Regulatory assets                                        6,421         3,636
 Prepayments and other                                   31,502        26,085
                                                        139,211       115,810

Other assets:
 Regulatory assets                                      149,978       118,215
 Nuclear decommissioning trust funds                     28,059        21,327
 Deferred charges and other                              18,345        13,731
                                                        196,382       153,273
                                                     $1,546,978    $1,440,891


CAPITALIZATION AND LIABILITIES
Capitalization (See Statements of Capitalization):
 Common stock                                        $   33,427    $   33,427
 Paid-in surplus                                        279,042       229,042
 Retained earnings                                      188,862       153,106
  Total common equity                                   501,331       415,575

 Cumulative preferred stock                              18,320        18,320
 Long-term debt                                         480,074       441,522
                                                        999,725       875,417

Current liabilities:
 Short-term borrowings                                   24,000        92,000
 Notes payable - associated companies                        -            560
 Capital lease obligations                               15,345        13,211
 Sinking funds and maturities                               224           224
 Accounts payable                                        47,179        45,384
 Dividends payable                                        5,229           229
 Accrued interest                                         9,438         9,247
 Accrued taxes                                           39,763        41,987
 Accumulated refueling outage provision                   2,660         7,549
 Adjustment clause balances                               5,149            -
 Provision for rate refund liability                      8,670         9,020
 Other                                                   27,038        17,848
                                                        184,695       237,259

Long-term liabilities:
 Capital lease obligations                               36,336        35,294
 Liability under National Energy Policy Act of 1992      11,984        12,054
 Environmental liabilities                                9,130         9,815
 Other                                                   25,197        17,645
                                                         82,647        74,808

Deferred credits:
 Accumulated deferred income taxes                      237,464       206,099
 Accumulated deferred investment tax credits             42,447        47,308
                                                        279,911       253,407

Commitments and contingencies (Note 12)

                                                     $1,546,978    $1,440,891


The accompanying Notes to Financial Statements are an integral part of these statements.

IES UTILITIES INC.
STATEMENTS OF CAPITALIZATION
                                                              December 31
                                                            1993       1992
                                                             (in thousands)

Common equity:
 Common stock - par value $2.50 per share -
   authorized 24,000,000 shares; outstanding
   13,370,788 shares                                   $   33,427   $  33,427
 Paid-in surplus                                          279,042     229,042
 Retained earnings                                        188,862     153,106
                                                          501,331     415,575

Cumulative preferred stock - par value $50 per
 share - authorized 466,406 shares; outstanding
 366,406 shares -
  6.10% - Outstanding 100,000 shares                        5,000       5,000
  4.80% - Outstanding 146,406 shares                        7,320       7,320
  4.30% - Outstanding 120,000 shares                        6,000       6,000
                                                           18,320      18,320

Long-term debt:
 Collateral trust bonds -
  6% series, due 2008                                      50,000          -
  7% series, due 2023                                      50,000          -
  5.5% series, due 2023                                    19,400          -
                                                          119,400          -

 First mortgage bonds -
  Series J, 6-1/4%, due 1996                               15,000      15,000
  Series K, 8-5/8%, retired in 1993                            -       20,000
  Series L, 7-7/8%, due 2000                               15,000      15,000
  Series M, 7-5/8%, due 2002                               30,000      30,000
  Series P & Q, 6.70%, retired in 1993                         -        9,200
  Series R, 8-1/4%, retired in 1993                            -       25,000
  Series W, 9-3/4%, due 1995                               50,000      50,000
  Series X, 9.42%, due 1995                                50,000      50,000
  Series Y, 8-5/8%, due 2001                               60,000      60,000
  Series Z, 7.60%, due 1999                                50,000      50,000
  6-1/8% series, due 1997                                   8,000       8,000
  9-1/8% series, due 2001                                  21,000      21,000
  7-3/8% series, due 2003                                  10,000      10,000
  7-1/4% series, due 2007                                  30,000      30,000
  8-3/4% series, retired in 1993                               -       15,000
                                                          339,000     408,200

 Pollution control obligations -
  5.75%, retired in 1993                                       -       10,200
  4.90% to 5.75%, due serially 1994 to 2003                 3,920       4,144
  5.95%, due 2007, secured by First mortgage bonds         10,000      10,000
  Variable rate (3.15% at December 31, 1993),
    due 2000 to 2010                                       11,100      11,100
                                                           25,020      35,444

 Unamortized debt premium and (discount), net              (3,122)     (1,898)
                                                          480,298     441,746

    Less - Amount due within one year                         224         224
                                                          480,074     441,522
                                                      $   999,725   $ 875,417


The accompanying Notes to Financial Statements are an integral part of these statements.

IES UTILITIES INC.
STATEMENTS OF CASH FLOWS

                                                   Year Ended December 31
                                                 1993        1992      1991
                                                       (in thousands)
Cash flows from operating activities:
 Net income                                    $67,970    $45,291     $47,563
 Adjustments to reconcile net income to
    net cash flows from operating activities -
  Depreciation and amortization                 69,407     64,107      61,466
  Principal payments under capital
    lease obligations                           11,429     11,725      15,471
  Deferred taxes and investment tax credits     10,531     (2,406)    (13,068)
  Amortization of deferred charges                 860        961       7,778
  Refueling outage provision                    (4,889)    (5,503)     11,553
  Allowance for equity funds used during
    construction                                  (824)    (1,831)       (820)
  (Gain) loss on disposition of assets, net       (655)        -           30
  Other                                         (1,321)    (4,742)     (4,026)
 Other changes in assets and liabilities -
  Accounts receivable                           (8,553)      (571)         (3)
  Sale of utility accounts receivable           10,490      7,710      (5,000)
  Accounts payable                               5,620        345         569
  Accrued taxes                                (10,991)     6,118       3,375
  Production fuel                                5,080      2,579       1,234
  Adjustment clause balances                     6,366     (4,122)        184
  Deferred energy efficiency costs              (9,747)    (6,877)     (1,905)
  Provision for rate refunds                      (350)     7,528        (197)
  Other                                         (1,281)    (4,519)      2,307
    Net cash flows from operating activities   149,142    115,793     126,511

Cash flows from financing activities:
 Dividends declared on common stock            (31,300)   (24,721)    (45,321)
 Dividends on preferred and preference stock      (914)    (1,729)     (2,170)
 Proceeds from issuance of long-term debt      119,400     83,400      88,700
 Equity infusion from parent company            50,000         -       40,000
 Net change in short-term borrowings           (68,560)    51,660     (55,750)
 Sinking fund requirements and reductions in
    long-term debt and preferred and
    preference stock                           (79,624)   (39,429)    (31,589)
 Principal payments under capital lease
    obligations                                (11,276)   (12,337)    (14,738)
 Dividends payable                               5,000         -           -
 Other                                          (1,295)       476        (500)
    Net cash flows from financing activities   (18,569)    57,320     (21,368)

Cash flows from investing activities:
 Construction and acquisition expenditures    (113,212)  (171,013)   (105,009)
 Nuclear decommissioning trust funds            (5,532)    (5,532)     (5,505)
 Proceeds from disposition of assets               837         -          203
 Other                                           3,904       (246)       (620)
    Net cash flows from investing activities  (114,003)  (176,791)   (110,931)

Net increase (decrease) in cash and
    temporary cash investments                  16,570     (3,678)     (5,788)
Cash and temporary cash investments
    at beginning of year                         1,743      5,421      11,209
Cash and temporary cash investments
    at end of year                            $ 18,313   $  1,743    $  5,421

Supplemental cash flow information:
 Cash paid during the year for -
  Interest                                    $ 39,747   $ 36,503    $ 36,932
  Income taxes                                $ 40,130   $ 23,640    $ 32,925

 Noncash investing and financing activities -
  Capital lease obligations incurred          $ 14,605   $  1,973    $ 11,874


The accompanying Notes to Financial Statements are an integral part of these statements.

IES UTILITIES INC.
STATEMENTS OF RETAINED EARNINGS

                                                Year Ended December 31
                                             1993        1992        1991
                                                   (in thousands)

Balance at beginning of year               $153,106    $134,822    $134,750
Add:
 Net income                                  67,970      45,291      47,563
                                            221,076     180,113     182,313

Deduct:
 Cash dividends declared -
  Common stock                               31,300      24,721      45,321
  Preferred stock, at stated rates              914       1,665       1,956
  Preference stock, at stated rates              -           64         214
 Preferred stock redemption premiums             -          557          -
                                             32,214      27,007      47,491

Balance at end of year
 ($18,209,000 restricted as to payment
    of cash dividends)                     $188,862    $153,106    $134,822



The accompanying Notes to Financial Statements are an integral part of these statements.

                      NOTES TO FINANCIAL STATEMENTS



(1)  GENERAL:

      IES Utilities Inc. (the Company) is a wholly-owned subsidiary of IES Industries Inc. (Industries) and is subject to regulation by the Iowa Utilities Board (IUB) and the Federal Energy Regulatory Commission (FERC).

      On June 4, 1993, Industries announced that its wholly-owned utility subsidiaries, Iowa Electric Light and Power Company (IE) and Iowa Southern Utilities Company (IS), filed applications for regulatory authority to merge. The merger became effective December 31, 1993, following receipt of all necessary Boards of Directors, shareholder and regulatory approvals.

      IE is the surviving corporation and has been renamed IES Utilities Inc. The separate existence of IS has ceased. The Company serves a total of 325,000 electric and 170,000 natural gas retail customers as well as 32 resale customers in more than 550 Iowa communities.

      The merger was accounted for under a method of accounting similar to pooling of interests, which combined the ownership interests of IE and IS. The assets and liabilities of IE and IS were combined at their recorded amounts as of the merger date.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     (a)     Regulatory Assets -

     The Company is subject to the provisions of Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). The regulatory assets represent probable future revenue associated with certain incurred costs as these costs are recovered through the ratemaking process. At December 31, 1993, regulatory assets were comprised of the following items, and were reflected in the Balance Sheets as follows:


                                                      Regulatory Assets
                                                        (in millions)

        Deferred income taxes (Note 2(b))                   $ 88.6
        Energy efficiency programs                            18.5
        Employee pension and benefit costs (Note 8)           14.1
        Environmental liabilities (Note 12(f))                12.9
        National Energy Policy Act of 1992 (Note 12(h))       12.5
        FERC Order No. 636 transition costs (Note 12(i))       5.0
        Cancelled plant costs                                  3.3
        Regulatory study costs                                 1.5
                                                             156.4
        Less current amounts                                   6.4
                                                            $150.0


     Refer to the individual footnotes referenced above for a discussion of the specific items reflected in regulatory assets. The amounts reflected for energy efficiency programs are a result of an IUB mandate whereby 2% of electric and 1.5% of gas gross retail operating revenues are to be expended annually for energy efficiency programs. Under this mandate, the Company will make its initial filing for recovery of the costs in 1994.

     (b)      Income Taxes -

     The Company follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax liabilities and assets, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the financial
statements.   Deferred taxes are recorded using currently enacted tax rates.

     Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property.

     Consistent with ratemaking practices, deferred tax expense is not recorded for certain temporary differences (primarily related to utility property, plant and equipment). Accordingly, the Company has recorded deferred tax liabilities and regulatory assets, as discussed in Note 2(a).

     (c)      Temporary Cash Investments -

     Temporary cash investments are stated at cost which approximates market value and are considered cash equivalents for the Statements of Cash Flows. These investments consist of short-term liquid investments which have maturities of less than 90 days from the date of acquisition and at December 31, 1993, include $15 million invested with affiliated companies.

     (d)      Depreciation of Utility Property, Plant and Equipment -

    The average rates of depreciation for electric and gas properties, including the Company's nuclear generating station, the Duane Arnold Energy Center (DAEC), which is being depreciated over a 36 year life using a remaining life method, were as follows:

                                     1993             1992           1991
          Electric                   3.5%             3.5%           3.5%
          Gas                        3.5%             3.0%           3.0%


     Based on the most recent site specific study, completed in 1992, the Company's 70% share of the estimated cost to decommission the DAEC and return the underlying property to its original state approximated $223 million in 1992 dollars. The study is based on the prompt removal and dismantling decommissioning alternative and is assumed to begin at the end of the DAEC's operating license in 2014. The level of annual recovery through rates of decommissioning costs is $5.5 million, which is deposited in external trust funds, and is based on a remaining life recovery method. The annual recovery level is reviewed and, if necessary, adjusted in each rate case. Decommissioning costs, at the level collected through rates, are included in "Depreciation and amortization" expense in the Statements of Income.
In addition to the $28.1 million invested in the external trust funds as indicated in the Balance Sheets, the Company has an internal decommissioning reserve of $21.7 million recorded as accumulated depreciation. Earnings on the external funds are recognized as income and a corresponding amount of interest expense is recorded for the reinvestment of the earnings.

     (e)      Allowance for Funds Used During Construction -

     The allowance for funds used during construction (AFC), which represents the cost during the construction period of funds used for construction purposes, is capitalized as a component of the cost of utility plant.
The amount of AFC applicable to debt funds and to other (equity) funds, a non-cash item, is computed in accordance with the prescribed FERC formula. The aggregate gross rates used for 1993-1991 were 5.7%, 9.2% and 8.5%, respectively.

     (f)      Operating Revenues -

     The Company accrues revenues for services rendered but unbilled at month-end in order to more properly match revenues with expenses.

     (g)      Adjustment Clauses -

     The Company's tariffs provide for subsequent adjustments to its electric and natural gas rates for changes in the cost of fuel and purchased energy and in the cost of natural gas purchased for resale. Changes in the under/over collection of these costs are reflected in "Fuel for production" and "Gas purchased for resale" in the Statements of Income. The cumulative effects are reflected in the Balance Sheets as a current asset or current liability, pending automatic reflection in future billings to customers.

     (h)      Accumulated Refueling Outage Provision -

     The IUB allows the Company to collect, as part of its base revenues, funds to offset other operating and maintenance expenditures incurred during refueling outages at the DAEC. As these revenues are collected, an equivalent amount is charged to other operating and maintenance expenses with a corresponding credit to a reserve. During a refueling outage, the reserve is reversed to offset the refueling outage expenditures.

     (i)      Reclassifications -

     Certain prior period amounts have been reclassified on a basis consistent with the 1993 presentation.

(3)  ACQUISITION OF IOWA SERVICE TERRITORY OF UNION ELECTRIC COMPANY:

     Effective December 31, 1992, the Company acquired the Iowa distribution system and a portion of the Iowa transmission facilities of Union Electric Company (UE) for $65.0 million in cash. The acquisition was accounted for as a purchase. The net book value of the acquired assets was approximately $34.4 million and the amount of the purchase price in excess of the book value ($30.6 million) has been recorded as an acquisition adjustment. The acquisition adjustment is being amortized over the life of the property and is included in "Other income and deductions - Miscellaneous, net" in the Statements of Income. Recovery of the acquisition adjustment through rates will be addressed in future rate proceedings. See Note 12(b) for a discussion of the purchase power contracts with UE associated with this acquisition.

(4)  RATE MATTERS:
     (a)      Gas Rate Cases -
              Former IE Service Territory

     In July 1992, IE applied to the IUB for an increase in gas rates of
$6.3  million  annually,  or  5.9%.   Effective  September  30,  1992,  the
IUB authorized an interim increase of $5.4 million, subject to refund. On April 30, 1993, the IUB issued its "Final Decision and Order," which approved stipulations between IE and certain intervenors providing for an annual increase in revenues of $5.5 million. IE did not have any refund liability as a result of the Order.

              Former IS Service Territory

     In July 1992, IS applied to the IUB for an increase in gas rates of $2.3 million annually, or 6.2%. Effective September 30, 1992, the IUB authorized an interim increase of $1.9 million, subject to refund. In February 1993, the IUB approved stipulations between IS and certain intervenors in the proceeding that provided for an annual increase in revenues of $1.6 million. As a result of the Order, IS refunded approximately
$0.2 million, including interest, in the second quarter of 1993.

     (b)      1991 Electric Rate Case -

     In October 1991, IE applied to the IUB for an increase in interim and final retail electric rates of $18.9 million annually, or 6.0%. The IUB approved an interim rate increase of $15.6 million, annually, which became effective in December 1991, subject to refund.

     In July 1992, the IUB issued its "Final Decision and Order" approving an annual electric rate increase of $7.9 million. The application of double leverage ratemaking theory to IE's capital structure accounted for approximately $4 million of the difference between the interim rate level and the amount allowed in the Order. After a limited rehearing of the double leverage issue, the IUB issued its "Order On Rehearing" in December 1992, which affirmed the original decision.

     IE appealed the IUB's Order to the Iowa District Court (Court). In December 1993, the Court issued its decision, which upholds the IUB's Order. The Company did not appeal the Court's decision to the Iowa Supreme Court.

     In the second quarter of 1993, IE refunded approximately $4.1 million, including interest, which represented a refund down to the level of revenues that would have resulted had it won the appeal. An additional refund, including interest, of $8.7 million is required at December 31, 1993, as a result of the Court's decision. The refund is expected to be completed in the second quarter of 1994. There will be no effect on electric revenues and net income when the additional refund is made because the Company has been reserving for the effect of the additional refund.

(5)  LEASES:

     The Company has a capital lease covering its 70% undivided interest in nuclear fuel purchased for the DAEC. Future purchases of fuel may also be added to the fuel lease. This lease provides for annual one year extensions and the Company intends to exercise such extensions through the DAEC's operating life. Interest costs under the lease are based on commercial paper costs incurred by the lessor. The Company is responsible for the payment of taxes, maintenance, operating cost, risk of loss and insurance relating to the leased fuel.

     The lessor has an $80 million credit agreement with a bank supporting the nuclear fuel lease. The agreement continues on a year to year basis, unless either party provides at least a three year notice of termination; no such notice of termination has been provided by either party.

     Annual nuclear fuel lease expenses include the cost of fuel, based on the quantity of heat produced for the generation of electric energy, plus the lessor's interest costs related to fuel in the reactor and administrative expenses. These expenses (included in "Fuel for production" in the Statements of Income) for 1993-1991 were $12.4 million, $12.9 million and $17.5 million, respectively.

     The Company's operating lease rental expenses for 1993-1991 were $8.4 million, $6.8 million and $7.0 million, respectively.

     The Company's future minimum lease payments by year are as follows:
                                                   Capital       Operating
                    Year                            Lease          Leases
                                                       (in thousands)

                    1994                           $ 16,994       $  6,511
                    1995                             11,970          6,353
                    1996                             10,784          4,865
                    1997                              9,940          3,420
                    1998                              4,145          3,549
                    1999-2003                         4,111         12,130
                                                     57,944       $ 36,828
                    Less:  Amount
                       representing interest          6,263
                    Present value of net
                       minimum capital
                       lease payments              $ 51,681

(6)  UTILITY ACCOUNTS RECEIVABLE:

     Customer accounts receivable, including unbilled revenues, arise primarily from the sale of electricity and natural gas. At
December 31, 1993, the Company was serving a diversified base of residential, commercial and industrial customers consisting of approximately
325,000 electric and 170,000 gas customers.


      The Company has entered into two agreements, one with limited recourse, to sell undivided fractional interests of an aggregate of $65 million in its pool of utility accounts receivable. At December 31, 1993, $53.2 million was sold under the agreements. The agreements expire in June and December 1994. The Company intends to consolidate the agreements into one new agreement in 1994.

(7)  INCOME TAXES:

     The components of federal and state income taxes for the years ended December 31, were as follows:
                                           1993         1992        1991
                                                   (in millions)
   Classified as Federal and
     State Income Taxes:
       Current tax expense               $ 28.4       $ 24.0      $ 36.3
       Deferred tax expense                15.9          0.2       (10.1)
       Amortization and adjustment
         of investment tax credits         (4.9)        (2.8)       (2.9)
                                           39.4         21.4        23.3

     Included in Miscellaneous, net:
       Current tax expense                 (0.9)        (0.8)        0.4
       Deferred tax expense                (0.5)         0.1        (0.2)
                                           (1.4)        (0.7)        0.2
          Total income tax expense       $ 38.0       $ 20.7      $ 23.5


     The overall effective income tax rates shown below were computed by dividing total income tax expense by income before income taxes.

                                                 Year Ended December 31
                                                 1993     1992     1991


Statutory Federal income tax rate                35.0%    34.0%    34.0%
Add (deduct):
    Amortization of investment tax credits       (2.5)    (4.2)    (4.0)
  State income taxes, net of Federal
    benefits                                      5.8      5.6      6.4
  Property basis and other temporary
    differences for which deferred taxes are
    not provided under ratemaking principles      1.5      0.5      2.1
  Reversal through tariffs of deferred
    taxes provided at rates in excess
    of the current statutory Federal
    income tax rate                              (1.7)    (2.7)    (3.7)
    Adjustment of prior period taxes             (2.0)    (2.0)    (1.3)
  Other items, net                               (0.3)     0.2     (0.4)
Overall effective income tax rate                35.8%    31.4%    33.1%


     The accumulated deferred income taxes as set forth below and in the Balance Sheets arise from the following temporary differences:

                                                          December 31
                                                       1993          1992
                                                         (in millions)

   Property related                                   $ 272         $ 256
   Decommissioning related                              (12)          (11)
   Investment tax credit related                        (30)          (32)
   Other                                                  7            (7)
                                                      $ 237         $ 206

(8)  BENEFIT PLANS:

     The Company has one contributory and two non-contributory retirement plans
which, collectively, cover substantially all of its employees.   Plan benefits
are generally based on years of service and compensation during the employees' latter years of employment. Payments made from the pension funds to retired employees and beneficiaries during 1993 totaled $10.4 million. In addition to these payments, the Company purchased annuities totaling
$6.3 million for all previous employees who had retired as of January 1993, under one of the plans. The cost of the annuities and the reduction in the projected benefit obligation were substantially equivalent.

     The Company's policy is to fund the pension cost at an amount which is at least equal to the minimum funding requirements mandated by the Employee Retirement Income Security Act (ERISA) and which does not exceed the maximum tax deductible amount for the year.

     Pursuant to the provisions of SFAS 71, certain adjustments to the Company's pension provision are necessary to reflect the accounting for pension costs allowed in the most recent rate cases.

     The components of the pension provision are as follows:


                                                Year Ended December 31
                                          1993         1992          1991
                                                  (in thousands)

  Service cost                       $   4,275     $  4,439      $  4,517
  Interest cost on projected
    benefit obligation                  11,131        9,999         8,959
  Assumed return on plans' assets      (12,177)     (11,640)      (10,026)
  Amortization of unrecognized gain       (763)        (135)          (19)
  Amortization of prior service cost     1,195          938           775
  Amortization of unrecognized plans'
     assets as of January 1, 1987         (384)        (382)         (392)
  Pension cost                           3,277        3,219         3,814
  Adjustment to funding level           (2,867)         301          (228)
  Total pension costs paid to the
    Trustees                          $    410     $  3,520      $  3,586

  Actual return on plans' assets      $ 12,718     $  8,861      $ 37,085


     A reconciliation of the funded status of the plans to the amounts recognized in the Balance Sheets is presented below:

                                                            December 31
                                                      1993              1992
                                                          (in thousands)

     Fair market value of plans' assets           $ 174,133         $ 177,514
     Actuarial present value of benefits
         rendered to date -
         Accumulated benefits based on
          compensation to date, including
          vested benefits of $100,905,000
          and $91,303,000, respectively             110,676           100,288
         Additional benefits based on estimated
          future salary levels                       42,938            31,324
         Projected benefit obligation               153,614           131,612
     Plans' assets in excess of projected
         benefit obligation                          20,519            45,902
     Remaining unrecognized net asset existing
         at January 1, 1987, being amortized over
         20 years                                    (4,109)           (5,256)
     Unrecognized prior service cost                 16,708            14,961
     Unrecognized net gain                          (28,830)          (52,709)
     Prepaid pension cost recognized in the
         Balance Sheets                          $    4,288          $  2,898

     Assumed rate of return, all plans                 8.00%             8.00%
     Weighted average discount rate of
         projected benefit obligation, all plans       7.50%             8.25%
     Range of assumed rates of increase in
         future compensation levels for
         the plans                                4.00-5.75%        4.00-5.75%


     The decrease in the discount rate used to compute the projected benefit obligation, from 8.25% at December 31, 1992 to 7.50% at December 31, 1993, accounted for a significant portion of the reduction in the unrecognized net gain between periods and, similarly, contributed to the increase in the projected benefit obligation at December 31, 1993.

     The Company provides certain benefits to retirees (primarily health care benefits). Through 1992, the Company expensed such costs as benefits were paid, which was consistent with ratemaking practices. Such costs totaled $2.2 million for 1992 and $1.9 million for 1991.

     Effective January 1, 1993, the Company adopted SFAS 106, which requires the accrual of the expected cost of postretirement benefits other than pensions during the employees' years of service. The IUB has adopted rules stating that postretirement benefits other than pensions will be included in rates pursuant to the provisions of SFAS 106. The rules permit the Company to amortize the transition obligation as of January 1, 1993 over 20 years and require that all amounts  collected are to be funded into an external
trust to pay benefits as they become  due.   Beginning in 1993, the gas
portion of these costs is being recovered in the Company's gas rates, and are funded in external trust funds; recovery of the electric portion will be addressed in future electric proceedings. The IUB has adopted a rule that permits a deferral of the incremental electric SFAS 106 costs until the earlier of: 1) an order in an electric rate case, or 2) December 31, 1995. Accordingly, pursuant to the provisions of SFAS 71, the Company had deferred $2.9 million of such costs at December 31, 1993, and it expects to file electric rate cases seeking recovery of the deferred costs before December 31, 1995.

     The components of postretirement benefit costs for the year ended December 31, 1993, are as follows:
                                                                 1993
                                                            (in thousands)

        Service cost                                           $ 1,685
        Interest cost on accumulated postretirement
          benefit obligation                                     3,247
        Amortization of transition obligation existing
          at January 1, 1993                                     2,024
          Postretirement benefit costs                           6,956
             Less:  Deferred postretirement benefit costs        2,858
             Net postretirement benefit costs                  $ 4,098

     A reconciliation of the funded status of the plans to the amounts recognized in the Balance Sheets is presented below:

                                                     December  31,  January 1,
                                                          1993          1993
                                                          (in thousands)

  Fair market value of plans' assets                  $  1,171      $    -
  Accumulated postretirement benefit obligation -
    Active employees not yet eligible                   18,325         18,232
    Active employees eligible                            4,130          3,698
    Retirees                                            20,140         18,558
  Total accumulated postretirement benefit obligation   42,595         40,488
  Accumulated postretirement benefit obligation
    in excess of plans' assets                         (41,424)       (40,488)
  Unrecognized transition obligation                    38,463         40,488
  Unrecognized net gain                                 (1,167)          -
  Accrued postretirement benefit cost in the
    Balance Sheets                                    $ (4,128)     $    -
  Assumed rate of return                                   8.0%          -
  Weighted average discount rate of
    accumulated postretirement benefit obligation          7.5%          8.25%
  Medical trend on paid charges:
    Initial trend rate                                    12.0%          13.0%
    Ultimate trend rate                                    6.5%           8.0%


     The assumed medical trend rates are critical assumptions in determining the service cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A 1% change in the medical trend rates, holding all other assumptions constant, would have changed the 1993 service cost by $1.1 million (22%) and the accumulated postretirement benefit obligation at December 31, 1993 by $6.7 million (16%).

     The Company will adopt the provisions of SFAS 112 "Employers' Accounting for Postemployment Benefits" as of January 1, 1994 and its adoption will not have a material effect on the Company's financial position or results of operations. This statement requires that benefits offered to former or inactive employees after termination of employment, but before retirement, be accrued over the service lives of the employees if all of the following conditions are met: 1) the obligation relates to services already performed,
2) the employees' rights vest, 3) the payments are probable, and 4) the amounts are reasonably determinable. Otherwise, such obligations are to be recognized at the time they become probable and reasonably determinable.
The Company has generally accounted for these obligations as they were paid.

(9)  PREFERRED AND PREFERENCE STOCK:

     The Company has 466,406 shares of Cumulative Preferred Stock, $50 par value, authorized for issuance at December 31, 1993, of which the 6.10%, 4.80% and 4.30% Series had 100,000, 146,406 and 120,000 shares, respectively, outstanding at both December 31, 1993 and 1992. These shares are redeemable at the Company's option upon 30 days notice at $51.00, $50.25 and $51.00 per share, respectively, plus accrued dividends.

     The Company also has 700,000 shares of Cumulative Preference Stock ($100 par value) authorized for issuance, of which none were outstanding at December 31, 1993.

(10) DEBT:
     (a)      Long-Term Debt -

     In November 1993, the Company entered into arrangements with various cities in the State of Iowa (Cities), whereby the Cities issued an aggregate of $19.4 million of pollution control revenue refunding bonds (PCRRBs), all at 5.5%, due 2023. Each series of the PCRRBs is secured, in part, by payments on a corresponding principal amount of Collateral Trust Bonds, at 5.5%, due 2023. The proceeds received by the Company in the transaction were used to redeem $10.2 million of Pollution Control Obligations, 5.75%, due serially 1995-2003 and an aggregate of $9.2 million of First Mortgage Bonds, Series P & Q, 6.7%, due 2006.

     In October 1993, the Company sold $100 million aggregate principal amount of Collateral Trust Bonds, 6% Series, due 2008, and 7% Series, due 2023. A portion of the proceeds from the Collateral Trust Bonds was used to retire short-term debt, with the balance used for general corporate purposes, including support of its construction program.

     In May 1993, the Company redeemed First Mortgage Bonds Series K, 8-5/8%, principal amount of $20 million, and Series R, 8-1/4%, principal amount of $25 million and First Mortgage Bonds Series 8-3/4%, principal amount of
$15 million. The redemptions were completed with proceeds from short-term borrowings and, as discussed above, long-term debt was ultimately issued to replace the short-term borrowings.

     The Company's Indentures and Deeds of Trust securing its First Mortgage Bonds constitute direct first mortgage liens upon substantially all tangible public utility property. The Company's Indenture and Deed of Trust securing its Collateral Trust Bonds constitutes a second lien on substantially all tangible public utility property while First Mortgage Bonds remain outstanding.

     Total sinking fund requirements, which the Company intends to meet by pledging additional property under the terms of the Company's Indentures and Deeds of Trust, and debt maturities for 1994-1998 are as follows:

                                 Debt maturities
                                 (in thousands)

 Debt Issue         1994        1995        1996          1997       1998
 Sinking Fund
   Requirements   $  780   $     780   $     630      $    550      $ 550
 Pollution
   Control           224         140         140           140        140
 Series W             -       50,000          -             -          -
 Series X             -       50,000          -             -          -
 Series J             -           -        15,000           -          -
 6 1/8% Series        -           -            -         8,000         -
                  $1,004    $100,920     $ 15,770      $ 8,690      $ 690


     The Company intends to refinance the majority of the debt maturities with long-term debt.

     (b)      Short-Term Debt -

     At December 31, 1993, the Company had bank lines of credit aggregating $67.7 million and was using $19.0 million to support commercial paper and $7.7 million to support certain pollution control obligations. Commitment fees are paid to maintain these lines and there are no conditions which restrict the unused lines of credit. In addition to the above, the Company has an uncommitted credit facility with a financial institution whereby it can borrow up to $50 million. Rates are set at the time of borrowing and no fees are paid to maintain this facility. At December 31, 1993, $5.0 million was borrowed at 3.4% under this facility. The Company also has a letter of credit in the amount of $3.4 million supporting two of its variable rate pollution control obligations.

(11) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The estimated fair values of financial instruments at December 31, 1993, and the basis upon which they were estimated are as follows:

     Current assets and current liabilities -
            The carrying amount approximates fair value because of the short maturity of such financial instruments.

     Nuclear decommissioning trust funds -
            The estimated fair value of these trust funds, as reported by the trustee based upon current market values, is $29.5 million.

     Cumulative preferred stock -
            The estimated fair value of this stock of $12.8 million is based upon quoted market prices.

     Long-term debt -
            The carrying amount of long-term debt was $480 million compared to estimated fair value of $507 million. The estimated fair value of long-term debt is based upon quoted market prices.

     Since the Company is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of financial instruments may not be realized by the Company's parent.

(12) COMMITMENTS AND CONTINGENCIES:
     (a)      Construction Program -

     The Company's construction and acquisition program anticipates expenditures of approximately $150 million, for which substantial commitments have been made.

     (b)      Purchase Power Contracts -

     The Company has a purchase power contract with Terra Comfort Company (Terra Comfort), a wholly-owned subsidiary of Industries, for annual capacity purchases of 114 Mw that expires on December 31, 1994.

     In connection with the acquisition of the UE properties discussed in
Note 3, the Company is purchasing power from UE under a five-year firm capacity contract with a 1994 requirement of 120 Mw of delivered capacity declining to 60 Mw in 1997. The Company will also purchase an additional maximum interruptible capacity of up to 54 Mw of 25 Hz power. This 25 Hz power purchase will extend through 1998 and will continue thereafter unless either party gives a three-year notice of cancellation.

     The costs of capacity purchases for these contracts are reflected in "Purchased power" in the Statements of Income.

     Total capacity charges under all existing contracts will approximate $21.0 million, $14.7 million, $11.4 million, $8.7 million and $0.3 million for the years 1994-1998, respectively.

     (c)      Coal Contract Commitments -

     The Company has entered into coal supply contracts which expire between 1994 and 2001 for its fossil-fueled generating stations. At December 31, 1993, the contracts cover approximately $147 million of coal over the life of the contracts, which includes $34 million expected to be incurred in 1994. The Company expects to supplement these coal contracts with spot market purchases to fulfill its future fossil fuel needs.

     (d)      Information Technology Services -

     In 1992, the Company entered into an agreement with Electronic Data Systems Corporation (EDS) for information technology services. The term of the contract is twelve years and the contract is subject to declining termination fees. The Company's anticipated expenditures under the agreement for 1994 are estimated to be approximately $8.9 million. Future costs under the agreement are variable and are dependent upon the Company's level of usage of technological services from EDS, as well as inflation.

     (e)      Nuclear Insurance Programs -

     The Price-Anderson Amendments Act of 1988 (1988 Act) provides the Company with the benefit of $9.4 billion of public liability coverage consisting of $200 million of insurance and $9.2 billion of potential retroactive assessments from the owners of nuclear power plants. Under the 1988 Act, the Company could be assessed a maximum of $79 million per nuclear incident, with a maximum of $10 million per year (of which the Company's 70% ownership portion would be $55 million and $7 million, respectively) if losses relating to the incidents exceeded $200 million. These limits are subject to adjustments for inflation in future years.

     Pursuant to provisions in various nuclear insurance policies, the Company could be assessed retroactive premiums in connection with future accidents at a nuclear facility owned by a utility participating in the particular insurance plan. With respect to excess property damage and replacement power coverages, the Company could be assessed annually a maximum of $8.5 million and $1 million, respectively, if the insurer's losses relating to accidents exceeded its reserves. While assessments may also be made for losses in certain prior years, the Company is not aware of any losses in such years that it believes are likely to result in an assessment.

     (f)      Environmental Liabilities -

     At December 31, 1993, the Company's Balance Sheet reflects $13.1 million (including $4.0 million as current) of environmental liabilities, which, pursuant to generally accepted accounting principles, represents the minimum amount of the estimated range of such costs that the Company expects to incur. The minimum amount of the range is used because no amount within the range represents a better estimate. These estimates are subject to continuing review.

     The Company has been named as a Potentially Responsible Party (PRP) for certain former manufactured gas plant (FMGP) sites by either the Iowa Department of Natural Resources (IDNR) or the Environmental Protection
Agency (EPA). The Company is working with the IDNR and EPA to investigate its 27 sites and to determine the appropriate remediation activities that may be needed to mitigate health and environmental concerns. Such investigations are expected to be completed by 1999 and site-specific remediations are anticipated to be completed within 3 years after the completion of the investigations of each site. The Company may be required to monitor these sites for a number of years upon completion of remediation.

     The Company is investigating the possibility of insurance and third party cost sharing for FMGP clean-up costs. The amount of shared costs, if any, can not be reasonably determined and, accordingly, no potential sharing has been recorded. Regulatory assets of $12.9 million have been recorded in the Balance Sheets, which reflects the future recovery that is being provided through the Company's rates (See Note 2(a)). Considering the recorded reserves for environmental liabilities and the past rate treatment allowed by the IUB, management believes that the clean-up costs incurred by the Company for these FMGP sites will not have a material adverse effect on its financial position or results of operations.

     (g)      Clean Air Act -

     The Clean Air Act Amendments of 1990 (Act) requires emission reductions of sulfur dioxide and nitrogen oxides to achieve reductions of atmospheric chemicals believed to cause acid rain. The provisions of the Act will be implemented in two phases with Phase I affecting two of the Company's units beginning in 1995 and Phase II affecting all units beginning in the year 2000.

     The Company expects to meet the requirements of the Act by switching to lower sulfur fuels and through capital expenditures primarily related to fuel burning equipment and boiler modifications. The Company estimates capital expenditures at approximately $28 million, including $4 million in 1994, in order to meet these requirements of the Act.

     (h)      National Energy Policy Act of 1992 -

     The National Energy Policy Act of 1992 requires owners of nuclear power plants to pay a special assessment into a "Uranium Enrichment Decontamination
and Decommissioning  Fund."   The assessment is based upon prior nuclear fuel
purchases and, for the DAEC, averages $1.3 million annually through 2007, of which the Company's 70% share is $0.9 million. The Company is recovering the costs associated with this assessment through its electric fuel adjustment clauses over the period the costs are assessed. The Company's 70% share of the future assessment, $12.7 million payable through 2007, has been recorded as a liability in the Balance Sheets, including $0.7 million included in "Current liabilities - other," with a related regulatory asset for the unrecovered amount (See Note 2(a)).

     (i)      FERC Order No. 636 -

     The FERC issued Order No. 636 (Order 636) in 1992. Order 636 as modified on rehearing, (1) requires the Company's pipeline suppliers to unbundle their services so that gas supplies are obtained separately from transportation service, and transportation and storage services are operated and billed as separate and distinct services, (2) requires the pipeline suppliers to offer "no notice" transportation service under which firm transporters (such as the Company) can receive delivery of gas up to their contractual capacity level on any day without prior scheduling, (3) allows pipelines to abandon long-term (one year or more) transportation service to a customer whenever the customer fails to match the highest rate and longest term (up to 20 years) offered to the pipeline by other customers for the particular capacity, and (4) provides for a mechanism under which pipelines can recover prudently incurred transition costs associated with the restructuring process. The Company may benefit from enhanced access to competitively priced gas supply and more flexible transportation services as a result of Order 636. However, the Company will be required to pay certain transition costs passed on from its pipeline suppliers as they implement Order 636.

     The Company's three pipeline suppliers have filed new tariffs with the FERC implementing Order 636 and the pipelines have also made filings with the FERC to begin collecting their respective transition costs. The Company began paying the transition costs in November 1993, and has recorded a liability of $5.0 million for such transition costs that have been incurred by the pipelines to date, including $1.7 million expected to be billed in 1994. While the magnitude of the total transition costs to be charged to the Company cannot yet be determined, the Company believes any transition costs the FERC would allow the pipelines to collect would be recovered from its customers, based upon past regulatory treatment of similar costs by the IUB. Accordingly, regulatory assets, in amounts corresponding to the liabilities, have been recorded to reflect the anticipated recovery.

(13) JOINTLY-OWNED ELECTRIC UTILITY PLANT:

     Under joint ownership agreements with other Iowa utilities, the Company has undivided ownership interests in jointly-owned electric generating stations and related transmission facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Statements of Income. Information relative to the Company's ownership interest in these facilities at December 31, 1993 is as follows:

                                                           Ottumwa      Neal
                                                DAEC       Unit 1      Unit 3
                                                         ($ in millions)
     Utility plant in service                  $ 484        $ 179       $  43

     Accumulated depreciation                  $ 221        $  69       $  22

     Construction work in progress             $   7        $   -       $   -

     Plant capacity - Mw                         530          708         515

     Percent ownership                            70%          48%         28%

     In-service date                            1974         1981        1975



(14) SEGMENTS OF BUSINESS:

     The principal business segments of the Company are the generation, transmission, distribution and sale of electric energy and the purchase, distribution and sale of natural gas. Certain financial information relating to the Company's significant segments of business is presented below:

                                              Year Ended December 31
                                        1993          1992           1991
                                                   (in thousands)

  Operating results:
     Revenues -
        Electric                    $  550,521    $  462,999    $  482,578
        Gas                            154,318       139,455       131,019

     Operating income (pre-tax) -
        Electric                       128,994        90,891       100,402
        Gas                             13,750         8,367          (360)*

  Other information:
     Depreciation and amortization -
        Electric                        63,832        59,707        57,612
        Gas                              5,186         4,024         3,480

     Construction and acquisition
       expenditures -
        Electric                        84,720       154,902        77,646
        Gas                             12,582        17,308        21,100

     Assets -
        Identifiable assets -
           Electric                  1,288,505     1,226,614     1,115,310
           Gas                         164,773       141,801       108,851
                                     1,453,278     1,368,415     1,224,161
           Other corporate assets       93,700        72,476        79,949

             Total assets           $1,546,978    $1,440,891    $1,304,110


         * Includes a $3.9 million pre-tax write-off of previously deferred FMGP clean-up costs pursuant to disallowance of recovery in an IUB order.

              MANAGEMENT'S DISCUSSION AND ANALYSIS
      OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION


     The following discussion analyzes significant changes in the components of net income and financial condition during the years 1993 and 1992. See
Note 1 of the Notes to Financial Statements for a discussion of the merger of Iowa Electric Light and Power Company (IE) and Iowa Southern Utilities Company (IS), effective December 31, 1993, that formed the Company.

                      RESULTS OF OPERATIONS

     The Company's net income increased $23.5 million during 1993 and decreased $1.8 million during 1992. The 1993 results reflect the acquisition of the Iowa service territory of Union Electric Company (UE) (as discussed in Note 3 of the Notes to Financial Statements) and a return to more normal weather conditions in the Company's service territory. The floods in Iowa in 1993 did not significantly affect the Company's results of operations.
The 1992 results were adversely affected by extremely cool summer weather and a mild winter in the Company's service territory.

     The Company's operating income increased $25.0 million and $0.6 million during 1993 and 1992, respectively, as compared to prior years. Reasons for the changes in the results of operations are explained in the following discussion.

                        ELECTRIC REVENUES

     Electric revenues and Kwh sales (excluding off-system sales) increased $87.5 million and 25%, respectively, during 1993. In 1992, electric revenues and Kwh sales decreased $19.6 million and 1.5%, respectively. The 1993 sales increase is attributable to the acquisition of the UE territory and a return to more normal weather conditions. After adjusting for these items, underlying electric sales increased 6% in 1993, which reflects the economic growth in the industrial and commercial customer base.

     The 1992 Kwh sales decrease reflects unusually mild weather conditions in the Company's service territory. Residential sales, which are the most weather sensitive, decreased 9.5%. However, industrial sales, which are less sensitive to weather, increased approximately 5.5%. Adjusting for the effects of weather, Kwh sales increased 2.7%, reflecting economic growth in the Company's service territory.

      The Company's electric tariffs include energy adjustment clauses (EAC) that are designed to currently recover the costs of fuel and the energy portion of purchased power billings to customers. See Note 2(g) of the Notes to Financial Statements for discussion of the EAC. The increase in electric revenues for 1993 is primarily because of the sales increase and increased recovery of fuel costs through the EAC.

     The revenue decrease in 1992 was primarily related to the lower Kwh sales discussed above and lower off-system sales to other utilities. A rate decrease in the former IS service territory that became effective in September 1991 contributed to the revenue decrease to a lesser extent. These items were partially offset by the effect of the rate increase in the former IE service territory that became effective in December 1991. See Note 4(b) of the Notes to Financial Statements for a discussion of the electric rate case in the former IE service territory.

                          GAS REVENUES

      Gas revenues increased $14.9 million and $8.4 million during 1993 and 1992, respectively. Gas sales in therms (including transported volumes) increased 5.3% in 1993 and were flat in 1992. Gas sales also reflect the effects of weather. Adjusting for the effects of weather, gas sales decreased 1.5% in 1993 and increased 1.5% in 1992.

     The Company's tariffs include purchased gas adjustment clauses (PGA) that are designed to currently recover the cost of gas sold. See Note 2(g) of the Notes to Financial Statements for discussion of the PGA.

     Gas revenues increased in 1993 and 1992 substantially because of increased costs of gas recovered through the PGA and the effect of gas rate increases in the former service territory of both IE and IS, that became
effective in September 1992.   The 1993 sales increase also contributed
to the revenue increase for that year. See Note 4(a) of the Notes to Financial Statements for a discussion of the gas rate increases.

                         STEAM REVENUES

     Steam revenues increased $1.1 million during 1993 and decreased $0.6 million during 1992, primarily related to fluctuations in sales volumes among large industrial customers.

                       OPERATING EXPENSES

     Fuel for production increased $14.3 million in 1993 because of increased availability of the Company's fossil-fueled generating stations, which experienced extended maintenance outages in 1992, and because of increased sales. Fuel for production decreased $17.8 million during 1992 primarily because of a nuclear refueling outage at the Duane Arnold Energy Center
(DAEC), maintenance outages at the fossil-fueled generating stations and the lower electric sales. There were refueling outages in 1993 and 1992, but no such outage in 1991. The decrease in Kwh generation during the refueling and maintenance outages was substantially replaced by purchased power.

     Purchased power increased $18.7 million in 1993, of which approximately $14.7 million represents increased energy purchases and approximately $4.0 million is a net increase in capacity charges. The increase in energy purchases is because of the increased Kwh sales. The increased capacity costs reflect the contracts associated with the acquisition of the UE service territory, partially offset by the expiration, in April 1993, of the purchase power agreement with the City of Muscatine. (See Note 12(b) of the Notes to Financial Statements). Purchased power increased $4.5 million in 1992 because of increased purchases during the refueling and maintenance outages, partially offset by lower purchases related to lower off-system sales.

     Gas purchased for resale increased $7.5 million and $5.1 million during 1993 and 1992, respectively. The increases are primarily because of increased per unit gas costs, and in 1993, increased sales.

     Other operating expenses increased $3.6 million in 1993 and decreased $5.2 million during 1992. The 1993 increase is primarily because of increased labor and benefit costs and higher electric and gas transmission and distribution costs, partially offset by lower non-labor costs at the DAEC. The 1992 decrease was substantially related to a regulatory disallowance of $3.9 million recorded in April 1991, after the Iowa Utilities Board (IUB) denied recovery of previously deferred former manufactured gas plant (FMGP) clean-up costs. Lower non-labor costs at the DAEC and lower Nuclear Regulatory Commission fees, partially offset by increased labor and benefit costs, also affected 1992.

     Maintenance expenses increased $6.6 million during 1993 and were flat in 1992. The 1993 increase is primarily because of increased maintenance at the Company's fossil-fueled generating stations and the DAEC. The 1992 maintenance expenses reflect increased maintenance at fossil-fueled generating stations, substantially offset by lower maintenance costs at the DAEC.

      Depreciation and amortization increased during both years primarily because of increases in utility plant in service, including the acquisition of the UE territory on December 31, 1992. An increase in the average gas utility property depreciation rate, resulting from an updated depreciation study, also contributed to the 1993 increase. Depreciation and amortization expenses for both years include $5.5 million for the DAEC decommissioning provision, which is collected through rates.

      Property taxes increased $4.8 million during 1993, primarily because of the acquisition of the UE service territory and increases in assessed values.

     Federal and state income taxes included in operating expenses increased $18.0 million in 1993 primarily because of increases in taxable income and an increase of 1% in the Federal statutory income tax rate. Such income taxes decreased $1.9 million in 1992 primarily because of adjustments of $1.5 million recorded in the second quarter of 1992 to previously recorded tax reserves and a reduction in taxable income.

                        INTEREST EXPENSE

     Interest expense (long-term debt and other combined) increased in 1993 and 1992 primarily because of an increase in the average amount of debt outstanding. A reduction in the average interest rate in 1993 substantially offset the effect of the higher average outstanding debt. The lower average interest rate reflects the refinancing of certain long-term debt issues at lower rates and lower-cost short-term borrowings outstanding for interim periods between the redemption of certain long-term debt series and the issuance of their long-term replacements. Interest expense related to the Company's reserves for rate refunds also contributed to the increase in 1992.

                 LIQUIDITY AND CAPITAL RESOURCES

     The Company's capital requirements are primarily attributable to its construction programs and debt maturities. Cash and temporary cash investments increased $16.6 million during 1993. In 1993, cash flows from operating activities were $149 million. These funds were primarily used for construction and acquisition expenditures and to pay dividends.

     It is anticipated that the Company's future capital requirements will be met by cash generated from operations and external financing. The level of cash generated from operations is partially dependent upon economic conditions, legislative activities, environmental matters and timely rate relief. (See Notes 4 and 12 of the Notes to Financial Statements). Access to the long-term and short-term capital and credit markets is necessary for obtaining funds externally.

     The Company's liquidity and capital resources will be affected by environmental and legislative issues, including the ultimate disposition of remediation issues surrounding the FMGP issue, the Clean Air Act as amended, the National Energy Policy Act of 1992, and Federal Energy Regulatory Commission (FERC) Order 636, as discussed in Note 12 of the Notes to Financial Statements. Consistent with rate making principles of the IUB, management believes that the costs incurred for the above matters will not have a material adverse effect on the financial position or results of operations of the Company.

      The IUB has adopted rules which require the Company to spend 2% of electric and 1.5% of gas gross retail operating revenues annually for energy efficiency programs. Energy efficiency costs in excess of the amount in the most recent electric and gas rate cases are being recorded as regulatory assets. At December 31, 1993, the Company had $18.5 million of such costs recorded as regulatory assets. The Company will make its initial filing for recovery of the costs in 1994.

              CONSTRUCTION AND ACQUISITION PROGRAM

       The Company's construction and acquisition program anticipates expenditures of $150 million for 1994, of which approximately 44% represents expenditures for electric transmission and distribution facilities, 18% represents fossil-fueled generation expenditures and 10% represents nuclear generation expenditures. Substantial commitments have been made in connection with such expenditures.

     The Company's levels of construction and acquisition expenditures are projected to be $149 million in 1995, $144 million in 1996, $149 million in 1997 and $160 million in 1998. It is estimated that approximately 80% of construction expenditures will be provided by cash from operating activities (after payment of dividends) for the five year period 1994-1998.

     Capital expenditure and investment and financing plans are subject to continual review and change. The capital expenditure and investment program may be revised significantly as a result of many considerations including changes in economic conditions, variations in actual sales and load growth compared to forecasts, requirements of environmental, nuclear and other regulatory authorities, acquisition opportunities, the availability of alternate energy and purchased power sources, the ability to obtain adequate and timely rate relief, escalations in construction costs and conservation and energy efficiency programs.

                       LONG-TERM FINANCING

     Other than periodic sinking fund requirements which the Company intends to meet by pledging additional property, $124 million of long-term debt, including four series of First Mortgage Bonds aggregating $123 million, will mature prior to December 31, 1998. The Company intends to refinance the majority of the debt maturities with long-term debt.

     In order to provide an up-to-date instrument for the issuance of bonds, notes or other evidence of indebtedness, the Company has entered into an Indenture of Mortgage and Deed of Trust dated September 1, 1993 (New Mortgage). The lien of the New Mortgage is subordinate to the lien of the Company's first mortgages until such time as all bonds issued under the first mortgages have been retired and such mortgages satisfied. The New Mortgage provides for, among other things, the issuance of Collateral Trust Bonds upon the basis of First Mortgage Bonds being issued. Accordingly, to the extent that the
Company issues Collateral Trust Bonds on the basis of First Mortgage Bonds, it must comply with the requirements for the issuance of First Mortgage
Bonds under the Company's first  mortgages.   Under  the  terms of the  New
Mortgage, the Company has covenanted not to issue any additional First
Mortgage Bonds under its first mortgages except to provide the basis for issuance of Collateral Trust Bonds.

      In November 1993, the Company entered into arrangements with various cities in the State of Iowa (Cities), whereby the Cities issued an aggregate of $19.4 million of pollution control revenue refunding bonds (PCRRBs), all at 5.5%, due 2023. Each series of the PCRRBs is secured, in part, by payments on a corresponding principal amount of Collateral Trust Bonds, at 5.5%, due 2023. The proceeds received by the Company in the transaction were used to redeem $10.2 million of Pollution Control Obligations, 5.75%, due serially 1995-2003 and an aggregate of $9.2 million of First Mortgage Bonds, Series P & Q, 6.7%, due 2006.

     In October 1993, the Company sold $100 million aggregate principal amount of Collateral Trust Bonds, 6% Series, due 2008, and 7% Series, due 2023. A portion of the proceeds from the Collateral Trust Bonds was used to retire short-term debt, with the balance used for general corporate purposes, including support of the Company's construction program.

     In May 1993, the Company redeemed First Mortgage Bonds Series K, 8-5/8%, principal amount of $20 million, and Series R, 8-1/4%, principal amount of $25 million and First Mortgage Bonds Series 8-3/4%, principal amount of $15 million. The redemptions were completed with proceeds from short-term borrowings and, as discussed above, long-term debt was ultimately issued to replace the short-term borrowings.

     The Indentures pursuant to which the Company issues First Mortgage Bonds constitute direct first mortgage liens upon substantially all tangible public utility property and contain covenants which restrict the amount of additional bonds which may be issued. At December 31, 1993, such restrictions would have allowed the Company to issue $258 million of additional First Mortgage Bonds. The Company intends to file in the first quarter of 1994 with the FERC for authority to issue $250 million of long-term debt. The Company is currently authorized by the SEC to issue $50 million of long-term debt under an existing registration statement. The Company expects to issue up to $150 million in
1994.   The proceeds are expected to be used for the early redemption of three series of First Mortgage Bonds aggregating $55 million, which have not yet been called, and for general corporate purposes, including support of its construction program.

     The Articles of Incorporation of the Company authorize and limit the aggregate amount of additional shares of Cumulative Preferred Stock and Cumulative Preference Stock which may be issued. At December 31, 1993, the Company could have issued an additional 700,000 shares of Cumulative Preference Stock and 100,000 additional shares of Cumulative Preferred Stock.

     The Company's capitalization ratios at year-end were as follows:

                                            1993    1992

          Long-term debt                    48%     50%
          Preferred stock                    2       2
          Common equity                     50      48
                                           100%    100%


                      SHORT-TERM FINANCING

     For interim financing, the Company is authorized by the FERC to issue, through 1994, up to $125 million of short-term notes. This availability of short-term financing provides the Company flexibility in the issuance of long-term securities. At December 31, 1993, the Company had outstanding short-term borrowings of $24 million.

      The Company has two agreements, both of which expire in 1994, with separate financial institutions to sell up to $65 million of its utility accounts receivable. The Company intends to consolidate the agreements into one new agreement in 1994. At December 31, 1993, the Company had sold $53.2 million under the agreements.

     At December 31, 1993, the Company had bank lines of credit aggregating $67.7 million and was using $19.0 million of its lines to support commercial paper and $7.7 million to support certain pollution control obligations. Commitment fees are paid to maintain these lines and there are no conditions which restrict the unused lines of credit. In addition to the above, the Company has an uncommitted credit facility with a financial institution whereby it can borrow up to $50 million. Rates are set at the time of borrowing and no fees are paid to maintain this facility. At December 31, 1993, $5.0 million was borrowed at 3.4% under this facility. The Company also has a letter of credit in the amount of $3.4 million supporting two of its variable rate pollution control obligations.

                      EFFECTS OF INFLATION

     Under the rate making principles prescribed by the regulatory commissions to which the Company is subject, only the historical cost of plant is recoverable in revenues as depreciation. As a result, the Company has experienced economic losses equivalent to the current year's impact of inflation on utility plant.

     In addition, the regulatory process imposes a substantial time lag between the time when operating and capital costs are incurred and when they are recovered. The Company does not expect the effects of inflation at current levels to have a significant effect on its results of operations.

                 Selected Quarterly Financial Data (unaudited)



       The following unaudited quarterly data, in the opinion of the Company, includes adjustments, which are normal and recurring in nature, necessary for the fair presentation of the results of operations and financial position.


                                             Quarter Ended
                             March          June      September     December
                               31            30          30            31
                                             (in thousands)
1993
   Operating revenues       $193,784     $148,919      $187,392      $183,655
   Operating income           24,100       18,095        36,095        25,629
   Net income                 14,422       10,491        26,213        16,844
   Net income available
     for common stock         14,193       10,262        25,985        16,616

1992
   Operating revenues       $166,494     $132,843      $145,003      $165,922
   Operating income           17,721       15,755        26,034        19,429
   Net income                  9,522        7,501        17,561        10,707
   Net income available
    for common stock           9,022        7,002        17,059        10,479


       The above amounts were affected by seasonal weather conditions and the timing of utility rate changes. Rate activities are discussed in Note 4 of the Notes to Financial Statements.

       The 1993 results are affected by the acquisition of the Iowa service territory from Union Electric Company, as discussed in Note 3 of the Notes to Financial Statements. Refer to Management's Discussion and Analysis for discussion of the adverse effect of weather upon 1992 results, primarily in the third quarter.